ARTICLES OF AMENDMENT AND RESTATEMENT

FOR

AMERICAN REALTY CAPITAL PROPERTIES, INC.

Pursuant to the Maryland General Corporation Law

FIRST:      American Realty Capital Properties, Inc., a Maryland corporation (the “Corporation”), desires to amend and restate its charter (the “Charter”) as currently in effect and as hereinafter amended.  The following provisions are all the provisions of the Charter currently in effect and as hereinafter amended:

ARTICLE 1

Section 1.01.    Name.  The name of the Corporation is American Realty Capital Properties, Inc.

ARTICLE 2

Section 2.01.    Address.  The name and address of the resident agent for service of process of the Corporation in the State of Maryland are The Corporation Trust Incorporated, 351 West Camden Street, Baltimore, Maryland 21201.  The address of the Corporation’s principal office in the State of Maryland is c/o The Corporation Trust Incorporated, 351 West Camden Street, Baltimore, Maryland 21201.  The Corporation may have such other offices and places of business within or outside the State of Maryland as the Board of Directors of the Corporation (the “Board”) may from time to time determine.

ARTICLE 3

Section 3.01.    Purpose.  The purposes for which the Corporation is formed are to engage in any lawful act or activity (including, without limitation or obligation, qualifying and engaging in business as a real estate investment trust under Sections 856 through 860 (a “REIT”), or any successor sections, of the Internal Revenue Code of 1986, as amended (the “Code”)), for which corporations may be organized under the Maryland General Corporation Law, (the “MGCL”) and the general laws of the State of Maryland as now or hereafter in force.

ARTICLE 4

Section 4.01.    Capitalization.  The total number of shares of stock which the Corporation shall have authority to issue is 350,000,000, consisting of (a) 240,000,000 shares of common stock, par value $0.01 per share (the “Common Stock”), (b) 10,000,000 shares of manager’s stock, par value $0.01 per share (the Manager’s Stock”), and (c) 100,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock” and together with the Common Stock and the Manager’s Stock, the “Shares”).  The aggregate par value of all authorized shares having a par value is $3,500,000.00. If shares of one class of stock are classified or reclassified into shares of another class of stock pursuant to this ARTICLE 4, the number of authorized shares of the former class shall be automatically decreased and the number of shares of the latter class shall be automatically increased, in each case by the number of shares so classified or reclassified, so that the aggregate number of shares of stock of all classes that the Corporation has authority to issue shall not be more than the total number of shares of stock set forth in the first sentence of this paragraph. The Board, with the approval of a majority of the entire Board and without any action by the stockholders of the Corporation, may amend the Charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that the Corporation has authority to issue.

Section 4.02.    Common Stock.

(a)          Voting Rights.  Subject to the provisions of Section 4.07 and except as may otherwise be specified in the Charter, each share of Common Stock shall entitle the holder thereof to one vote, and the holders of shares of Common Stock shall vote together with the holders of shares of Manager’s Stock as one class, on all matters submitted to a vote of shareholders of the Corporation.

(b)          Dividends. Subject to applicable law and the rights, if any, of the holders of any outstanding class or series of Preferred Stock or any other class or series of stock having a preference over or the right to participate with the Common Stock and Manager’s Stock with respect to the payment of dividends, dividends may be declared and paid on the Common Stock and Manager’s Stock out of the assets of the Corporation that are by law available therefor at such times and in such amounts as the Board in its discretion shall determine; provided, however, except as set forth in Section 4.06(b), the Corporation shall not pay dividends with respect to any outstanding share of Common Stock unless simultaneously with such dividend the Corporation pays the same dividend with respect to each outstanding share of Manager’s Stock and vice versa; provided, further, however, that if dividends are declared that are payable in shares of Common Stock or Manager’s Stock or in rights, options, warrants or other securities convertible or exercisable into or exchangeable for shares of Common Stock or Manager’s Stock, dividends shall be declared that are payable at the same rate on Common Stock and Manager’s Stock and the dividends payable in shares of Common Stock or in rights, options, warrants or other securities convertible or exercisable into or exchangeable for shares of Common Stock shall be payable to holders of Common Stock and the dividends payable in shares of Manager’s Stock or in rights, options, warrants or other securities convertible or exercisable into or exchangeable for shares of Manager’s Stock shall be payable to holders of Manager’s Stock.

(c)          Liquidation, Dissolution or Winding Up.  In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation and of the preferential and other amounts, if any, to which the holders of Preferred Stock shall be entitled, the holders of all outstanding shares of Common Stock and Manager’s  Stock shall be entitled to receive, on a pro rata basis, the remaining assets of the Corporation available for distribution ratably in proportion to the number of shares held by each such stockholder.

(d)          Unissued Shares.  The Board may, by articles supplementary, classify or reclassify any unissued shares of Common Stock from time to time, into one or more classes or series of stock, by setting or changing the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption of such shares.

(e)          Certain Definitions.  As used in the Charter:

(i)    “Person” or “person” means any individual, firm, corporation, partnership, limited liability company, trust, joint venture or other enterprise or entity.

(ii)   Each of the terms “include”, “includes” and “including” shall be construed as if followed by the phrase “without limitation”.

(iii)  “IPO” means the initial public offering of any of the Shares by the Corporation.

Section 4.03.    Preferred Stock.

(a)          The Board may, by articles supplementary, classify or reclassify any unissued shares of Preferred Stock from time to time, into one or more classes or series of stock, by setting or changing the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption of such shares.

(b)          Holders of a series of Preferred Stock, as such, shall be entitled only to such voting rights, if any, as shall expressly be granted thereto by the Charter (including any articles supplementary relating to such series).

Section 4.04.    Changes in Common Stock.  If the Corporation in any manner subdivides or combines the outstanding shares of Common Stock, the outstanding shares of the Manager’s Stock shall be proportionately subdivided or combined, as the case may be.  If the Corporation in any manner subdivides or combines the outstanding shares of Manager’s Stock, the outstanding shares of Common Stock shall be proportionately subdivided or combined, as the case may be.

Section 4.05.    Reorganization or Merger.  In the case of any reorganization, share exchange, consolidation, conversion or merger of the Corporation with or into another person in which shares of Common Stock or Manager’s Stock are converted into (or entitled to receive with respect thereto) shares of stock and/or other securities or property (including cash), each holder of a share of Common Stock and each holder of a share of Manager’s Stock shall be entitled to receive with respect to each such share the same kind and amount of shares of stock and other securities and property (including cash).

Section 4.06.    Manager’s Stock.

(a)          Voting. Subject to the provisions of Section 4.07 and except as may otherwise be specified in the Charter, each share of Manager’s Stock shall entitle the holder thereof to one vote, and the holders of shares of Manager’s Stock shall vote together with the holders of shares of Common Stock as one class, on all matters submitted to a vote of the stockholders of the Corporation. The Board may reclassify any unissued shares of Manager’s Stock from time to time into one or more classes or series of stock, by setting or changing the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption of such shares.

(b)          Dividends. Except as provided in Section 4.06(c), the record holders of the outstanding shares of the Manager’s Stock shall be entitled to receive cash dividends out of the assets of the Corporation that are by law available therefor at such times and in such amounts as the Board in its discretion shall determine; provided, however, no dividends may be authorized, set aside or paid to the record holders of the outstanding shares of Manager’s Stock until such time that the Corporation covers the payment of cash dividends declared in respect of the Common Stock for the six immediately preceding months from the Corporation’s funds from operations (as defined by the National Association of Real Estate Investment Trusts from time to time), adjusted to exclude acquisition-related fees and expenses (the "Dividend Triggering Event"). Following the Dividend Triggering Event, to the extent any shares of Manager’s Stock remain outstanding, no dividends shall be authorized or paid or set apart for payment on the Common Stock until the holders of the Manager’s Stock then outstanding have received dividends equal to the amount per share of Manager’s Stock equal to the cash dividends that were paid on each share of Common Stock, that were not paid on such share of Manager’s Stock prior to the Dividend Triggering Event, during the period in which such shares of Common Stock and Manager’s Stock were outstanding (the “Dividend Catch-Up Amount”).  Except as otherwise set forth in this Section 4.06(b), dividends on the Manager’s Stock shall be paid as set forth in Section 4.02(b).

(c)          Rights. Pursuant to Section 2-105(b)(2) of the MGCL, the voting, dividend, conversion and other rights of the holders of Manager’s Stock may be reduced or eliminated as set forth in a resolution adopted by the holders of at least a majority of the outstanding shares of Manager’s Stock.

(d)          Stock Conversion and Exchange.

(i)          Subject to and upon compliance with the provisions of this Section 4.06(d),

(A)          upon the occurrence of the Dividend Triggering Event and the payment of the Dividend Catch-Up Amount pursuant to Section 4.06(b)(ii), each share of Manager’s Stock shall convert, on a one-to-one basis, into Common Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Common Stock); provided, however, to the extent any shares of Manager’s Stock remain subject to further vesting requirements, such vesting requirements shall apply to the shares of Common Stock into which such shares of Manager’s Stock were converted; and

(B)          except if ARC Properties Advisors, LLC, a Delaware limited liability company (the “Manager”), a holder of Manager’s Stock, (x) is terminated for “cause” pursuant to that certain Management Agreement (the “Management Agreement”) between the Corporation and the Manager or (y) resigns as manager under the Management Agreement other than for reason of the Corporation’s default in the performance or observance of any material term, condition or covenant contained in the Management Agreement and such default continues beyond the applicable cure period, in the event the Manager no longer is managing the Corporation’s business affairs, the holder of the Manager’s Stock, at its option, shall be entitled, on a one-to-one basis (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Common Stock), to exchange shares of its Manager’s Stock for Common Stock.

(ii)          In order to exercise the exchange right, each holder of Manager’s Stock to be exchanged shall surrender the certificate representing such shares of Manager’s Stock, duly endorsed or assigned to the Corporation or in blank, to the secretary of the Corporation, accompanied by written notice to the Corporation that the holder thereof elects to exchange such shares of Manager’s Stock.

(iii)          As promptly as practicable after the surrender of certificates for Manager’s Stock and if the Common Stock is certificated, the Corporation shall issue and shall deliver at such office to such holder, or on his, her or its written order, a certificate or certificates for the number of full shares of Common Stock issuable upon the exchange of such shares in accordance with the provisions of this Section 4.06(d), and any fractional interest in respect of a share of Common Stock arising upon such exchange shall be settled as provided in paragraph (v) of this Section 4.06(d).

(iv)          Each exchange shall be deemed to have been effected immediately prior to the close of business on the date on which the certificates for Manager’s Stock shall have been surrendered and such notice received by the Corporation, and the person or persons in whose name or names any certificate or certificates for Common Stock shall be issuable upon such exchange shall be deemed to have become the holder or holders of record of the Common Stock represented thereby at such time and on such date.

(v)          No fractional shares or scrip representing fractions of Common Stock shall be issued upon exchange of the Manager’s Stock. Instead of any fractional interest in a share of Common Stock that would otherwise be deliverable upon the exchange of a share of Manager’s Stock, the Corporation shall pay to the holder of shares of Manager’s Stock an amount in cash based upon the Closing Price (as defined in Section 4.07) of a share of Common Stock on the Business Day (as defined in Section 4.07) immediately preceding the date of exchange.

Section 4.07.    Restrictions on Ownership and Transfer.

(a)          Definitions. For purposes of this Section 4.07, the following terms shall have the following meanings:

(i)          “Aggregate Share Ownership Limit” means not more than 9.8% in value of the aggregate of the outstanding Shares and not more than 9.8% (in value or in number of shares, whichever is more restrictive) of any class or series of Common Stock.

(ii)         “Beneficial Ownership” means ownership of Shares by a Person, whether the interest in the Shares is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code.  The terms “Beneficial Owner”, “Beneficially Owns” and “Beneficially Owned” shall have meanings correlative thereto.

(iii)        “Business Day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York City are authorized or required by law, regulation or executive order to close.

(iv)        “Charitable Beneficiary” means one or more beneficiaries of the Trust as determined pursuant to Section 4.07(c)(vi), provided that each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code.

(v)         “Constructive Ownership” means ownership of Shares by a Person, whether the interest in the Shares is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 318(a) of the Code, as modified by Section 856(d)(5) of the Code.  The terms “Constructive Owner”, “Constructively Owns” and “Constructively Owned” shall have meanings correlative thereto.

(vi)        “Excepted Holder” means a Stockholder for whom an Excepted Holder Limit is created by the Charter or by the Board pursuant to Section 4.07(b)(vii).

(vii)       “Excepted Holder Limit” means, provided that the affected Excepted Holder agrees to comply with the requirements established by the Board pursuant to Section 4.07(b)(vii), and subject to adjustment pursuant to Section 4.07(b)(viii), the percentage limit established by the Board pursuant to Section 4.07(b)(vii).

(viii)      “Listing” means the listing of any of the Common Stock on a national securities exchange or the trading of any of the Common Stock in the over-the-counter market.  The term “Listed” shall have a correlative meaning.  Upon such Listing, such shares of Common Stock shall be deemed Listed.

(ix)        “Market Price” on any date means, with respect to a Share of any class or series of outstanding Shares, the Closing Price for such a Share on such date.  The “Closing Price” on any date shall mean the last sale price for such a Share, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, for such a Share, in either case as reported on the principal national securities exchange on which such Shares are Listed or admitted to trading or, if such Shares are not Listed or admitted to trading on any national securities exchange, the last quoted price, or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the Financial Industry Regulatory Authority, Inc.  Automated Quotation System for such a Share or, if such system is no longer in use, the principal other automated quotation system that may then be in use or, if such Shares are not quoted by any such system, the average of the closing bid and asked prices for such a Share as furnished by a professional market maker making a market in such Shares selected by the Board or, if no trading price is available for such Shares, the fair market value of such a Share, as determined in good faith by the Board.

(x)         “Prohibited Owner” means, with respect to any purported Transfer, any Person who, but for the provisions of Section 4.07(b)(i), would Beneficially Own or Constructively Own Shares, and if appropriate in the context, also means any Person who would have been the record owner of the Shares that the Prohibited Owner would have so owned.

(xi)        “Restriction Termination Date” means the first day after the commencement of the IPO on which the Corporation determines pursuant to Section 6.01(g) that it is no longer in the best interests of the Corporation to attempt to, or continue to, qualify as a REIT or that compliance with the restrictions and limitations on Beneficial Ownership, Constructive Ownership and Transfers of Shares set forth herein is no longer required in order for the Corporation to qualify as a REIT.

(xii)       “Transfer” means any issuance, sale, transfer, gift, assignment, devise or other disposition, as well as any other event that causes any Person to acquire Beneficial Ownership or Constructive Ownership, or any agreement to take any such actions or cause any such events, of Shares or the right to vote or receive dividends on Shares, including (A) the granting or exercise of any option (or any disposition of any option), (B) any disposition of any securities or rights exercisable or convertible into or exchangeable for Shares or any interest in Shares or any exercise of any such exercise, conversion or exchange right, and (C) Transfers of interests in one or more other Persons that result in changes in Beneficial Ownership or Constructive Ownership of Shares; in each case, whether voluntary or involuntary, whether owned of record, Constructively Owned or Beneficially Owned and whether by operation of law or otherwise.  The terms “Transferring” and “Transferred” shall have meanings correlative thereto.

(xiii)      “Trust” means any trust provided for in Section 4.07(c)(i).

(xiv)      “Trustee” means the Person unaffiliated with the Corporation and a Prohibited Owner, that is appointed by the Corporation to serve as trustee of the Trust.

(b)          Shares.

(i)          Ownership Limitations.  During the period commencing on the date that the Corporation elects to qualify for federal income tax treatment as a REIT and prior to the Restriction Termination Date, but subject to Section 4.08:

(A)         Basic Restrictions.

(1)          No Person, other than an Excepted Holder, shall Beneficially Own or Constructively Own Shares in excess of the Aggregate Share Ownership Limit.  No Excepted Holder shall Beneficially Own or Constructively Own Shares in excess of the Excepted Holder Limit for such Excepted Holder.

(2)          No Person shall Beneficially Own or Constructively Own Shares to the extent that such Beneficial or Constructive Ownership of Shares would result in the Corporation being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year), or otherwise failing to qualify as a REIT (including Beneficial Ownership or Constructive Ownership that would result in the Corporation actually owning or Constructively Owning an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by the Corporation from such tenant would cause the Corporation to fail to satisfy any of the gross income requirements of Section 856(c) of the Code).

(3)          Any Transfer of Shares that, if effective, would result in Shares being Beneficially Owned by less than 100 Persons (determined under the principles of Section 856(a)(5) of the Code) shall be void ab initio, and the intended transferee shall acquire no rights in such Shares.

(B)         Transfer in Trust.  If any Transfer of Shares occurs which, if effective, would result in any Person Beneficially Owning or Constructively Owning Shares in violation of Section 4.07(b)(i)(A)(1) or 4.07(b)(i)(A)(2),

(1)          then that number of Shares the Beneficial Ownership or Constructive Ownership of which otherwise would cause such Person to violate Section 4.07(b)(i)(A)(1) or 4.07(b)(i)(A)(2) (rounded to the nearest whole share) shall be automatically Transferred to a Trust for the benefit of a Charitable Beneficiary, as described in Section 4.06(c), effective as of the close of business on the Business Day prior to the date of such Transfer, and such Person shall acquire no rights in such Shares; or

(2)          if the Transfer to the Trust described in clause (1) of this Section 4.07(b)(i)(B) would not be effective for any reason to prevent the violation of Section 4.07(b)(i)(A)(1) or 4.07(b)(i)(A)(2), then the Transfer of that number of Shares that otherwise would cause any Person to violate Section 4.07(b)(i)(A)(1) or 4.07(b)(i)(A)(2) shall be void ab initio, and the intended transferee shall acquire no rights in such Shares.

(ii)         Remedies for Breach.  If the Board or any duly authorized committee thereof shall at any time determine in good faith that a Transfer or other event has taken place that results in a violation of Section 4.07(b)(i) or that a Person intends to acquire or has attempted to acquire Beneficial Ownership or Constructive Ownership of any Shares in violation of Section 4.07(b)(i) (whether or not such violation is intended), the Board or a committee thereof shall take such action as it deems advisable to refuse to give effect to or to prevent such Transfer or other event, including causing the Corporation to redeem Shares, refusing to give effect to such Transfer on the books of the Corporation or instituting proceedings to enjoin such Transfer or other event; provided, however, that any Transfer or attempted Transfer or other event in violation of Section 4.07(b)(i) shall automatically result in the Transfer to the Trust described above, and, where applicable, such Transfer (or other event) shall be void ab initio as provided above irrespective of any action (or non-action) by the Board or a committee thereof.

(iii)        Notice of Restricted Transfer.  Any Person who acquires or attempts or intends to acquire Beneficial Ownership or Constructive Ownership of Shares that will or may violate Section 4.07(b)(i)(A)(1) or 4.07(b)(i)(A)(2) or any Person who would have owned Shares that resulted in a Transfer to the Trust pursuant to the provisions of Section 4.07(b)(i)(B) shall immediately give written notice to the Corporation of such event, or, in the case of such a proposed or attempted transaction, give at least 15 days’ prior written notice, and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such Transfer on the Corporation’s status as a REIT.

(iv)        Owners Required to Provide Information.  From the commencement of the IPO and prior to the Restriction Termination Date:

(A)          at the request of the Corporation, every owner of more than 5% (or such lower percentage as required by the Code or the Treasury Regulations promulgated thereunder) of the outstanding Shares, within 30 days after the end of each taxable year, shall give written notice to the Corporation stating the name and address of such owner, the number of Shares Beneficially Owned and a description of the manner in which such Shares are held.  Each such owner shall provide to the Corporation such additional information as the Corporation may request in order to determine the effect, if any, of such Beneficial Ownership on the Corporation’s status as a REIT and to ensure compliance with the Aggregate Share Ownership Limit; and

(B)          each Person who is a Beneficial Owner or a Constructive Owner of Shares and each Person (including the stockholder of record) who is holding Shares for a Beneficial Owner or a Constructive Owner shall provide to the Corporation such information as the Corporation may request, in good faith, in order to determine the Corporation’s status as a REIT and to comply with requirements of any taxing authority or governmental authority or to determine such compliance.

(v)         Remedies Not Limited.  Subject to Section 6.01(g), nothing contained in this Section 4.07(b)(v) shall limit the authority of the Board to take such other action as it deems necessary or advisable to protect the Corporation and the interests of its stockholders in preserving the Corporation’s status as a REIT.

(vi)        Ambiguity.  In the case of an ambiguity in the application of any of the provisions of this Section 4.07(b), Section 4.07(c), or any definition contained in Section 4.07(a), the Board shall have the power to determine the application of the provisions of this Section 4.07(b) or Section 4.07(c) or any such definition with respect to any situation based on the facts known to it.  If Section 4.07(b) or Section 4.07(c) requires an action by the Board and the Charter fails to provide specific guidance with respect to such action, the Board shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of this Section 4.07.  Absent a decision to the contrary by the Board (which the Board may make in its sole and absolute discretion), if a Person would have (but for the remedies set forth in Section 4.07(b)(ii)) acquired Beneficial Ownership or Constructive Ownership of Shares in violation of Section 4.07(b)(i), such remedies (as applicable) shall apply first to the Shares which, but for such remedies, would have been Beneficially Owned or Constructively Owned (but not actually owned) by such Person, pro rata among the Persons who actually own such Shares based upon the relative number of the Shares held by each such Person.

(vii)       Exceptions.

(A)         Subject to Section 4.07(b)(i)(A)(2), the Board, in its sole discretion, may (prospectively or retroactively) exempt a Person from the Aggregate Share Ownership Limit and may establish or increase an Excepted Holder Limit for such Person if:

(1)          the Board obtains such representations and undertakings from such Person as are reasonably necessary to ascertain that no individual’s Beneficial Ownership or Constructive Ownership of such Shares will violate Section 4.07(b)(i)(A)(2);

(2)          such Person represents that it does not, and undertakes that it will not, actually own or Constructively Own an interest in a tenant of the Corporation (or a tenant of any entity owned or controlled by the Corporation) that would cause the Corporation to actually own or Constructively Own more than a 9.8% interest (as set forth in Section 856(d)(2)(B) of the Code) in such tenant and the Board obtains such representations and undertakings from such Person as are reasonably necessary to ascertain this fact (for this purpose, a tenant from whom the Corporation (or an entity owned or controlled by the Corporation) derives (and is expected to continue to derive) a sufficiently small amount of revenue such that, in the opinion of the Board, rent from such tenant would not adversely affect the Corporation’s ability to qualify as a REIT, shall not be treated as a tenant of the Corporation); and

(3)          such Person agrees that any violation or attempted violation of such representations or undertakings (or other action which is contrary to the restrictions contained in Section 4.07(b)(i) through Section 4.07(b)(vi)) will result in such Shares being automatically Transferred to a Trust in accordance with Section 4.07(b)(i)(B) and Section 4.07(c).

(B)         Prior to granting any exception pursuant to Section 4.07(b)(vii)(A), the Board may require a ruling from the Internal Revenue Service, or an opinion of counsel, in either case in form and substance satisfactory to the Board in its sole discretion, as it may deem necessary or advisable in order to determine or ensure the Corporation’s status as a REIT.  Notwithstanding the receipt of any ruling or opinion, the Board may impose such conditions or restrictions as it deems appropriate in connection with granting such exception.

(C)          Subject to Section 4.07(b)(i)(A)(2), an underwriter which participates in an offering or a private placement of Shares (or securities convertible or exercisable into or exchangeable for Shares) may Beneficially Own or Constructively Own Shares (or securities convertible or exercisable into or exchangeable for Shares) in excess of the Aggregate Share Ownership Limit, but only to the extent necessary to facilitate such offering or private placement.

(D)          The Board may only reduce the Excepted Holder Limit for an Excepted Holder:  (1) with the written consent of such Excepted Holder at any time; or (2) pursuant to the terms and conditions of the agreements and undertakings entered into with such Excepted Holder in connection with the establishment of the Excepted Holder Limit for that Excepted Holder.  No Excepted Holder Limit shall be reduced to a percentage that is less than the Aggregate Share Ownership Limit.

(viii)       Increase or Decrease in Aggregate Share Ownership Limit.  Subject to Section 4.07(b)(i)(A)(2), the Board may from time to time increase the Aggregate Share Ownership Limit for one or more Persons and decrease the Aggregate Share Ownership Limit for all other Persons; provided, however, that the decreased Aggregate Share Ownership Limit will not be effective for any Person whose percentage ownership of Shares is in excess of such decreased Aggregate Share Ownership Limit until such time as such Person’s percentage of Shares equals or falls below the decreased Aggregate Share Ownership Limit, but any further acquisition of Shares in excess of such percentage ownership of Shares will be in violation of the Aggregate Share Ownership Limit; provided further, however, that the new Aggregate Share Ownership Limit would not allow five or fewer Persons to Beneficially Own or Constructively Own more than 49.9% in value of the outstanding Shares.

(ix)         Notice to Stockholders Upon Issuance or Transfer.  Upon issuance or Transfer of Shares prior to the Restriction Termination Date, the Corporation shall provide the recipient with a notice containing information about the Shares purchased or otherwise Transferred, in lieu of issuance of a share certificate, in a form substantially similar to the following:

The securities of American Realty Capital Properties, Inc. (the “Corporation”) are subject to restrictions on Beneficial and Constructive Ownership and Transfer for the purpose, among others, of the Corporation’s maintenance of its status as a real estate investment trust (“REIT”) under the Internal Revenue Code of 1986, as amended (the “Code”).  Commencing on the date that the corporation elects to qualify as a REIT, and subject to certain further restrictions and except as expressly provided in the Corporation’s charter, as the same may be amended, supplemented or otherwise modified from time to time:  (i) no Person may Beneficially or Constructively Own Shares in excess of 9.8% of the value of the total outstanding Shares or 9.8% (in value or in number of shares, whichever is more restrictive) of any class or series of Common Stock unless such Person is an Excepted Holder (in which case the Excepted Holder Limit shall be applicable); (ii) no Person may Beneficially or Constructively Own Shares that would result in the Corporation being “closely held” under Section 856(h) of the Code or otherwise cause the Corporation to fail to qualify as a REIT; and (iii) any Transfer of Shares that, if effective, would result in the Shares being Beneficially Owned by fewer than 100 Persons (determined under the principles of Section 856(a)(5) of the Code) shall be void ab initio and the intended transferee shall acquire no rights in such Shares.  Any Person who Beneficially or Constructively Owns or attempts to Beneficially or Constructively Own Shares which causes or will cause a Person to Beneficially or Constructively Own Shares in excess or in violation of the above limitations immediately must notify the Corporation (or, in the case of an attempted transaction, give at least 15 days’ prior written notice).  If any of the restrictions on Transfer or ownership as set forth in clauses (i) and (ii) above are violated, then the Shares in excess or in violation of such limitations will be automatically transferred to a Trustee of a Trust for the benefit of one or more Charitable Beneficiaries.  In addition, the Corporation may redeem shares upon the terms and conditions specified by the Board in its sole discretion if the Board determines that ownership or a Transfer or other event may violate the restrictions described above.  Furthermore, upon the occurrence of certain events, attempted Transfers in violation of the restrictions described above may be void ab initio.  All capitalized terms in this notice have the meanings defined in the Corporation’s charter, as the same may be amended from time to time, a copy of which, including the restrictions on Transfer and ownership, will be furnished to each holder of Shares on request and without charge.  Requests for such a copy may be directed to the Secretary of the Corporation at its principal office.

(c)          Transfer of Shares in Trust.

(i)          Ownership in Trust.  Upon any purported Transfer or other event described in Section 4.07(b)(i)(B) that would result in a Transfer of Shares to a Trust, such Shares shall be Transferred to the Trustee as trustee of a Trust for the exclusive benefit of one or more Charitable Beneficiaries.  Such Transfer to the Trustee shall be effective as of the close of business on the Business Day prior to the purported Transfer or other event that results in the Transfer to the Trust pursuant to Section 4.07(b)(i)(B).  The Trustee shall be appointed by the Corporation and shall be a Person unaffiliated with the Corporation and any Prohibited Owner.  Each Charitable Beneficiary shall be designated by the Corporation as provided in Section 4.07(c)(vi).

(ii)         Status of Shares Held by The Trustee.  Shares held by the Trustee shall be issued and outstanding Shares.  The Prohibited Owner shall have no rights in the Shares held in trust by the Trustee.  The Prohibited Owner shall not benefit economically from ownership of any Shares held in trust by the Trustee, shall have no rights to dividends or other distributions and shall not possess any rights to vote or other rights attributable to the Shares held in the Trust.

(iii)        Dividend and Voting Rights.  The Trustee shall have all voting rights and rights to dividends or other distributions with respect to Shares held in the Trust, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary.  Any dividend or other distribution paid prior to the discovery by the Corporation that the Shares have been Transferred to the Trustee shall be paid by the recipient of such dividend or other distribution to the Trustee upon demand and any dividend or other distribution authorized but unpaid shall be paid when due to the Trustee.  Any dividend or other distribution so paid to the Trustee shall be held in trust for the Charitable Beneficiary.  The Prohibited Owner shall have no voting rights with respect to shares held in the Trust and, subject to Maryland law, effective as of the date that the Shares have been Transferred to the Trustee, the Trustee shall have the authority (at the Trustee’s sole discretion) (A) to rescind as void any vote cast by a Prohibited Owner prior to the discovery by the Corporation that the Shares have been Transferred to the Trustee, and (B) to recast such vote in accordance with the desires of the Trustee acting for the benefit of the Charitable Beneficiary; provided, however, that if the Corporation has already taken irreversible corporate action, then the Trustee shall not have the authority to rescind and recast such vote.  Notwithstanding the provisions of this Section 4.07, until the Corporation has received notification that Shares have been Transferred into a Trust, the Corporation shall be entitled to rely on its stock Transfer and other stockholder records for purposes of preparing lists of Stockholders entitled to vote at meetings, determining the validity and authority of proxies and otherwise conducting votes of Stockholders.

(iv)        Sale of Shares by Trustee.  Within 20 days of receiving notice from the Corporation that Shares have been Transferred to the Trust, the Trustee shall sell the Shares held in the Trust to a Person, designated by the Trustee, whose ownership of the Shares will not violate the ownership limitations set forth in Section 4.07(b)(i)(A) or 4.07(b)(i)(B).  Upon such sale, the interest of the Charitable Beneficiary in the Shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner and to the Charitable Beneficiary as provided in this Section 4.07(c)(iv).  The Prohibited Owner shall receive the lesser of (A) the price paid by the Prohibited Owner for the Shares or, if the Prohibited Owner did not give value for the Shares in connection with the event causing the Shares to be held in the Trust (e.g., in the case of a gift, devise or other such transaction), the Market Price of the Shares on the day of the event causing the Shares to be held in the Trust and (B) the price per Share received by the Trustee from the sale or other disposition of the Shares held in the Trust.  The Trustee may reduce the amount payable to the Prohibited Owner by the amount of dividends and other distributions which have been paid to the Prohibited Owner and are owed by the Prohibited Owner to the Trustee pursuant to Section 4.07(c)(iii).  Any net sales proceeds in excess of the amount payable to the Prohibited Owner shall be immediately paid to the Charitable Beneficiary.  If, prior to the discovery by the Corporation that Shares have been Transferred to the Trustee, such Shares are sold by a Prohibited Owner, then (1) such Shares shall be deemed to have been sold on behalf of the Trust, and (2) to the extent that the Prohibited Owner received an amount for such Shares that exceeds the amount that such Prohibited Owner was entitled to receive pursuant to this Section 4.07, such excess shall be paid to the Trustee upon demand.

(v)         Purchase Right in Stock Transferred to The Trustee.  Shares Transferred to the Trustee shall be deemed to have been offered for sale to the Corporation, or its designee, at a price per Share equal to the lesser of (A) the price per Share in the transaction that resulted in such Transfer to the Trust (or, in the case of a devise or gift, the Market Price at the time of such devise or gift) and (B) the Market Price on the date the Corporation, or its designee, accepts such offer.  The Corporation may reduce the amount payable to the Prohibited Owner by the amount of dividends and other distributions which has been paid to the Prohibited Owner and is owed by the Prohibited Owner to the Trustee pursuant to Section 4.07(c)(iii).  The Corporation may pay the amount of such reduction to the Trustee for the benefit of the Charitable Beneficiary.  The Corporation shall have the right to accept such offer until the Trustee has sold the Shares held in the Trust pursuant to Section 4.07(c)(iv).  Upon such a sale to the Corporation, the interest of the Charitable Beneficiary in the Shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner.

(vi)        Designation of Charitable Beneficiaries.  By written notice to the Trustee, the Corporation shall designate one (1) or more nonprofit organizations to be the Charitable Beneficiary of the interest in the Trust such that (A) the Shares held in the Trust would not violate the restrictions set forth in Section 4.07(b)(i)(A) or 4.07(b)(i)(B) in the hands of such Charitable Beneficiary and (B) each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code.

Section 4.08.    Settlements.  Nothing in Section 4.07 shall preclude the settlement of any transaction entered into through the facilities of The NASDAQ Capital Market or any other national securities exchange or automated inter-dealer quotation system.  The fact that the settlement of any transaction occurs shall not negate the effect of any provision of Section 4.07, and any transfer in such a transaction shall be subject to all of the provisions and limitations set forth in Section 4.07.

Section 4.09.    Tender Offers.  If any Person makes a tender offer, including, without limitation, a “mini-tender” offer, such Person must comply with all the provisions set forth in Regulation 14D of the Securities Exchange Act of 1934, as amended from time to time, or any successor statute thereto (the “Exchange Act”), including, without limitation, disclosure and notice requirements, that would be applicable if the tender offer was for more than five percent (5%) of the outstanding Shares; provided, however, that unless otherwise required by the Exchange Act, such documents are not required to be filed with the Securities and Exchange Commission.  In addition, any such Person must provide notice to the Corporation at least ten business days prior to initiating any such tender offer.  If any Person initiates a tender offer without complying with the provisions set forth above (a “Non-Compliant Tender Offer”), the Corporation, in its sole discretion, shall have the right to redeem such non-compliant Person’s Shares and any Shares acquired in such tender offer (collectively, the “Tendered Shares”) at a per Share price equal to the lowest of (i) the price then being paid per Share of Common Stock purchased in the Corporation’s latest offering at full purchase price, (ii) the fair market value of a Share as determined by an independent valuation obtained by the Corporation and (iii) the lowest tender offer price offered in such Non-Compliant Tender Offer.  The Corporation may purchase such Tendered Shares upon delivery of the purchase price to the Person initiating such Non-Compliant Tender Offer and, upon such delivery, the Corporation may instruct any transfer agent to transfer such purchased Shares to the Corporation.  In addition, any Person who makes a Non-Compliant Tender Offer shall be responsible for all expenses incurred by the Corporation in connection with the enforcement of the provisions of this Section 4.09, including, without limitation, expenses incurred in connection with the review of all documents related to such Non-Compliant Tender Offer and expenses incurred in connection with any purchase of Tendered Shares by the Corporation.  The Corporation maintains the right to offset any such expenses against the dollar amount to be paid by the Corporation for the purchase of Tendered Shares pursuant to this Section 4.09.  In addition to the remedies provided herein, the Corporation may seek injunctive relief, including, without limitation, a temporary or permanent restraining order, in connection with any Non-Compliant Tender Offer.  This Section 4.09 shall be of no force or effect with respect to any Shares that are then Listed.

Section 4.10.    Preemptive Rights and Appraisal Rights.

(a)    Except as may be provided by the Board in setting the terms of classified or reclassified shares of stock or as may otherwise be provided by a contract approved by the Board, no holder of shares of stock of the Corporation shall, as such holder, have any preemptive right to purchase or subscribe for any additional shares of stock of the Corporation or any other security of the Corporation which it may issue or sell.

(b)    Holders of shares of stock shall not be entitled to exercise any rights of an objecting stockholder provided for under Title 3, Subtitle 2 of the MGCL or any successor statute unless the Board, upon the affirmative vote of a majority of the Board, shall determine that such rights apply, with respect to all or any classes or series of stock, to one or more transactions occurring after the date of such determination in connection with which holders of such shares would otherwise be entitled to exercise such rights.

ARTICLE 5

Section 5.01.    Bylaws.  The Board shall have the exclusive power to adopt, alter or repeal any provision of the Corporation’s Bylaws and to make new Bylaws.

ARTICLE 6

Section 6.01.    Board of Directors.

(a)    The business and affairs of the Corporation shall be managed by or under the direction of the Board which shall consist of not less than the minimum number required by the MGCL nor more than 15 directors. The number of directors as of the Effective Time (as defined below) is fixed at five.  The number of directors may be changed from time to time solely by resolution adopted by the affirmative vote of a majority of the entire Board.  As used in these Articles of Amendment and Restatement, the “Effective Time” shall occur upon the filing of these Articles of Amendment and Restatement with, and acceptance for record of these Articles of Amendment and Restatement by, the SDAT.  Each director shall serve for a term of one year, until the next annual meeting of the stockholders.  Notwithstanding the foregoing, each director shall hold office until such director’s successor shall have been duly elected and qualified or until such director’s earlier death, resignation or removal.  In no event will a decrease in the number of directors shorten the term of any incumbent director.

(b)    The names of the persons who are to serve as directors as of the Effective Time are:

Nicholas S. Schorsch

William M. Kahane

Walter P. Lomax, Jr.

Paul Lichtman

Edward G. Rendell
(c)    There shall be no cumulative voting in the election of directors.  Election of directors need not be by written ballot unless the Bylaws of the Corporation so provide.

(d)    Vacancies on the Board resulting from death, resignation, removal or otherwise and newly created directorships resulting from any increase in the number of directors may be filled by the Board in the manner provided in the Bylaws of the Corporation.

(e)    Removal of Directors. Any director may be removed from office, with or without cause, by the affirmative vote of the holders of shares entitled to cast not less than 66-2/3% of the total votes entitled to be cast generally in the election of directors.

(f)    Notwithstanding the foregoing, whenever the holders of one or more classes or series of Preferred Stock shall have the right, voting separately as a class or series, to elect directors, the election, term of office, filling of vacancies, removal and other features of such directorships shall be governed by the terms of the Preferred Stock set by the Board pursuant to ARTICLE 4 applicable thereto, and such directors so elected shall not be subject to the provisions of this ARTICLE 6 unless otherwise provided therein.

(g)    REIT Qualification.  If the Corporation elects to qualify for federal income tax treatment as a REIT, the Board shall use its reasonable best efforts to take such actions as are necessary or appropriate to preserve the status of the Corporation as a REIT; however, if the Board determines that it is no longer in the best interests of the Corporation to continue to be qualified as a REIT, the Board may revoke or otherwise terminate the Corporation’s REIT election pursuant to Section 856(g) of the Code.  The Board also may determine that compliance with any restriction or limitation on stock ownership and transfers set forth in Section 4.07 is no longer required for REIT qualification.

(h)    Authorization by Board of Stock Issuance.  The Board may authorize the issuance from time to time of shares of stock of the Corporation of any class or series, whether now or hereafter authorized, or securities or rights exercisable or convertible into shares of its stock of any class or series, whether now or hereafter authorized, for such consideration as the Board may deem advisable (or without consideration in the case of a stock split or stock dividend), subject to such restrictions or limitations, if any, as may be set forth in the Charter or the Bylaws of the Corporation.

ARTICLE 7

Section 7.01.    Meetings of Stockholders.  Any action required or permitted to be taken at any annual or special meeting of stockholders may be taken without a meeting if a unanimous consent setting forth the action is given in writing or by electronic transmission by each stockholder entitled to vote on the matter and filed with the minutes of proceedings of the stockholders; provided, however, that any action required or permitted to be taken to the extent expressly permitted by the articles supplementary relating to one or more classes or series of Preferred Stock, by the holders of such class or series of Preferred Stock (voting separately as a class or a series with one or more other such classes or series), may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing or by electronic transmission, setting forth the action so taken, shall be given by the holders of outstanding shares of the relevant class or series having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted by delivery to the Corporation’s principal place of business, or to an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded.  A special meeting of the stockholders may be called by the Board, the Chairman of the Board, the Chief Executive Officer or the President of the Corporation and must be called by the Secretary to act on any matter that may properly be considered at a meeting of stockholders upon written request of the stockholders entitled to cast a majority of all the votes entitled to be cast on any such matter at such a meeting as provided in the Bylaws of the Corporation.

ARTICLE 8

Section 8.01.    Limited Liability Of Directors And Officers.  To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of directors and officers of a corporation, no present or former director or officer of the Corporation shall be liable to the Corporation or its stockholders for money damages.  Neither the amendment nor repeal of this ARTICLE 8, nor the adoption or amendment of any provision of the Charter or the Bylaws of the Corporation that is inconsistent with this ARTICLE 8, shall apply to or affect in any respect the applicability of the immediately preceding sentence with respect to any act or failure to act which occurred prior to any such amendment, repeal or adoption.

ARTICLE 9

Section 9.01.    Indemnification.

(a)    To the maximum extent permitted by Maryland law in effect from time to time, the Corporation shall indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, shall pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (i) any individual who is a present or former director or officer of the Corporation and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity, or (ii) any individual who, while a director or officer of the Corporation and at the request of the Corporation, serves or has served as a director, officer, partner, trustee, member or manager of another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity. The rights to indemnification and advance of expenses provided by the Charter and the Bylaws shall vest immediately upon election of a director or officer.  The Corporation may, with the approval of its Board, provide such indemnification and advance for expenses to an individual who served a predecessor of the Corporation in any of the capacities described in clause (i) or (ii) above and to any employee or agent of the Corporation or a predecessor of the Corporation.  The indemnification and payment or reimbursement of expenses provided in the Charter shall not be deemed exclusive of or limit in any way other rights to which any person seeking indemnification or payment or reimbursement of expenses may be or may become entitled under any bylaw, resolution, insurance, agreement or otherwise.  The right to indemnification conferred in this ARTICLE 9 shall be a contract right.

(b)    The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another person against any expense, liability or loss incurred by such person in any such capacity or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the MGCL.

(c)    Neither the amendment nor repeal of this ARTICLE 9, nor the adoption of any provision of the Charter or the Bylaws of the Corporation, nor, to the fullest extent permitted by the MGCL, any modification of law, shall eliminate or reduce the effect of this ARTICLE 9 in respect of any acts or omissions occurring prior to such amendment, repeal, adoption or modification.

ARTICLE 10

Section 10.01.    Corporate Opportunities.

(a)    In anticipation that one or more of the directors, officers and employees of the Corporation may engage in, and are permitted to have, investments or other business relationships, ventures, agreements or arrangements with entities engaged in, the same or similar activities or lines of business, and in recognition of (i) the benefits to be derived by the Corporation through the continued service of such officers, directors and employees, and (ii) the difficulties attendant to any officer, director or employee, who desires and endeavors fully to satisfy his or her duties, in determining the full scope of such duties in any particular situation, the provisions of this ARTICLE 10 are set forth to regulate, define and guide the conduct of certain affairs of the Corporation as they may involve such officers, directors and employees, and the powers, rights, duties and liabilities of the Corporation and its officers, directors, employees and stockholders in connection therewith.

(b)    None of the officers, directors and the employees of the Corporation shall have a duty to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as the Corporation, and no officer, director or employee of the Corporation shall be liable to the Corporation or its stockholders for breach of any duty by reason of any such activities. Except as otherwise provided for in a written agreement approved by the Board and entered into by the Corporation, if any officer, director or employee of the Corporation acquires knowledge of a potential transaction or matter that may be a business opportunity for the Corporation, such officer, director or employee shall have no duty to communicate or offer such business opportunity to the Corporation and shall not be liable to the Corporation or any of its stockholders for breach of any duty by reason of the fact that such business opportunity is not communicated or offered to the Corporation unless such business opportunity is offered to such person in his or her capacity as a director, officer or employee of the Corporation.

(c)    Any person purchasing or otherwise acquiring any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this ARTICLE 10.

(d)    None of the alteration, amendment, change and repeal of any provision of this ARTICLE 10 nor the adoption of any provision of the Charter inconsistent with any provision of this ARTICLE 10 shall eliminate or reduce the effect of this ARTICLE 10 in respect of any matter occurring, or any cause of action, suit or claim that, but for this ARTICLE 10, would accrue or arise, prior to such alteration, amendment, change, repeal or adoption.

Section 10.02.  Extraordinary Actions.

(a)     The Corporation shall not consolidate, merge, sell all or substantially all of its assets or engage in a share exchange unless each such transaction is approved by the affirmative vote of not less than 66-2/3% of the entire Board.  Any amendment, waiver, alteration or repeal of, or addition to, this Section 10.02 or any provision of the Bylaws affecting the voting rights of the Board in connection with the Corporation’s consolidation, merger, sale of all or substantially all of its assets or its engaging in a share exchange, including the requisite vote or percentage required to approve or take such action, must be approved by the affirmative vote of not less than 66-2/3% of the entire Board.

(b)     Except as specifically provided in Section 6.01(e) (relating to removal of directors) and in Section 12.01, notwithstanding any provision of law permitting or requiring any action to be taken or approved by the affirmative vote of the holders of shares entitled to cast a greater number of votes, any such action shall be effective and valid if declared advisable by the Board of Directors and taken or approved by the affirmative vote of holders of shares entitled to cast a majority of all the votes entitled to be cast on the matter.

ARTICLE 11

Section 11.01.    Severability.  If any provision or provisions of the Charter shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever:  (a) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of these Articles of Amendment and Restatement (including each portion of any paragraph of these Articles of Amendment and Restatement containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby, and (b) to the fullest extent possible, the provisions of these Articles of Amendment and Restatement (including each such portion of any paragraph of these Articles of Amendment and Restatement containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law.

ARTICLE 12

Section 12.01.    Amendment.  The Corporation reserves the right from time to time to make any amendment to the Charter, now or hereafter authorized by law, including any amendment altering the terms or contract rights, as expressly set forth in the Charter, of any shares of outstanding stock.  All rights and powers conferred by the Charter on stockholders, directors and officers are granted subject to this reservation.  Any amendment to Section 6.01(e) or to this sentence of the Charter shall be valid only if declared advisable by the Board of Directors and approved by the affirmative vote of 66-2/3% of all the votes entitled to be cast on the matter.

Section 12.02.    Dissolution.  The Corporation may not be dissolved unless the dissolution is declared advisable by the Board and approved by the affirmative vote of the holders of shares entitled to cast not less than a majority of the votes entitled to be cast on such matter.

SECOND:  The amendment to and restatement of the Charter as hereinabove set forth has been duly advised by the Board and approved by the stockholders of the Corporation as required by law.

THIRD:  The current address of the principal office of the Corporation is as set forth in ARTICLE 2 of the foregoing amendment and restatement of the original Charter.

FOURTH:  The name and address of the Corporation’s current resident agent is as set forth in ARTICLE 2 of the foregoing amendment and restatement of the original Charter.

FIFTH:  The number of directors of the Corporation and the names of those currently in office are as set forth in ARTICLE 6 of the foregoing amendment and restatement of the original Charter.

SIXTH:  The total number of shares of stock which the Corporation had authority to issue immediately prior to this amendment and restatement of the original Charter was 100,000 shares of Common Stock, $.01 par value per share.  The aggregate par value of all shares of stock having par value was $1,000.00.

SEVENTH: The total number of shares of stock which the Corporation has authority to issue pursuant to the foregoing amendment and restatement of the original Charter is 350,000,000, consisting of (a) 240,000,000 shares of Common Stock, par value $0.01 per share, (b) 10,000,000 shares of Manager’s Stock, par value $0.01 per share, and (c) 100,000,000 shares of Preferred Stock, par value $0.01 per share.  The aggregate par value of all authorized shares of stock having par value is $3,500,000.00.

EIGHTH:  The undersigned acknowledges these Articles of Amendment and Restatement to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment and Restatement to be signed in its name and on its behalf by its Chief Executive Officer and attested to by its Secretary on this [___] day of June, 2011.

ATTEST:	AMERICAN REALTY CAPITAL PROPERTIES, INC.

	By:	(SEAL)
Edward M. Weil, Jr.		Nicholas S. Schorsch
Secretary		Chief Executive Officer